Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-198157 and 333-198158 on Form S-3, No. 333-215229 on Form S-3ASR and No. 333-212913 on Form S-8 of Hannon Armstrong Sustainable Infrastructure Capital, Inc. of our report dated March 17, 2017, relating to the consolidated financial statements of Buckeye Wind Energy Class B Holdings LLC and Subsidiaries as of and for the years ended December 31, 2016 and 2015 appearing in this Annual Report on Form 10-K/A of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Chicago, Illinois

March 23, 2017